Exhibit 99.1

GLOBAL NET LEASE, INC. (NYSE:GNL)

4Q AND FULL YEAR 2018 EARNINGS CONFERENCE CALL

Operator

Good morning and welcome to the Global Net Lease Fourth Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's fourth quarter 2018 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The discussion today will include certain statements and assumptions which are not historical facts. They are forward-looking in nature and are being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The following discussion and analysis should be read in conjunction with the accompanying financial statements. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2017 filed on February 28, 2018 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also during the call, we will use the term “Investment Grade Rating” which includes both actual investment grade ratings of the tenant, and implied investment grade ratings. Implied Investment Grade can include ratings of the lease guarantor or the tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease). Implied Investment Grade ratings can also include ratings determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of December 31, 2018.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release.

I will now turn the call over to our CEO, Jim Nelson.

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James Nelson

Thank you Louisa, and thanks again to everyone for joining us on today’s call. It has been a year and a half since I became GNL’s CEO and I am very proud of the tremendous progress and growth we’ve achieved in our global real estate portfolio. It is these achievements that distinguish us in the marketplace and we will continue to build on this positive momentum in 2019 and beyond. Our team relies on six key drivers which guide management in the operation of Global Net Lease.

•	First, there is a focus on owning and operating a high quality, mission critical, diversified portfolio. At the end of 2018, GNL’s portfolio has grown to over $3.5 billion, made up of 342 properties located in the US and six western European countries. This portfolio includes the 23 properties that GNL purchased in 2018 for a combined contract purchase price of $478 million. These properties provide additional quality and diversification to GNL’s overall portfolio.
•	Second, an important part of GNL’s long-term strategy is to focus on leases with long durations that are backed by investment grade and credit worthy tenants. The company has demonstrated its ability to source and acquire these types of properties which provide safe and durable rental income. At the end of 2018, GNL’s weighted-average lease duration was 8.3 years and its investment grade and implied investment grade tenant base represented 78.3% of the overall portfolio.
•	Third, GNL pursues a differentiated strategy with both US and international exposure. The company maintains a good balance of US and western European properties with a 55.7% US and 44.3% western European mix.
•	Fourth, utilize proactive asset management to drive long-term portfolio value. As an example, the company recently agreed to opportunistically sell three European assets for a gain and will generate €72.5 million in proceeds available for reinvestment in the US and Europe.
•	Fifth, an experienced and robust management team. The company’s capabilities are enhanced through professionals based in London, Luxembourg, Charlotte, Newport, and New York. With specialists across multiple segments, including acquisitions, finance, accounting, legal, and property management, the company benefits from this group’s breadth of knowledge and talent.
•	And sixth, as a global company, we believe GNL has the ability to capitalize on differences between the US and European markets to deliver superior risk adjusted returns. Over this past year, GNL acquired $478 million of acquisitions with an average cap rate of 7.70% with a focus on US industrial and distribution properties. The company also closed on several different debt financings in both the US and Europe, including the upsizing of the credit facility by $192 million and the £230 million UK debt refinancing at an improved interest rate. These financings demonstrate the different sources of capital GNL has access to in order to optimally finance the company’s global portfolio.

Now I will begin a review of the key milestones GNL achieved during 2018. Chris will then go into more detail regarding our financial performance.

We anticipate settlement of the outstanding litigation with our former European service provider. In connection with this, we recorded a $7.4 million reserve, which is a one-time, non-recurring expense that effects net income and FFO but has no impact to the Company's AFFO. We are extremely pleased with the anticipated resolution.

Turning to several of GNL's key metrics, it is clear that the company made significant progress in 2018 from 2017:

•	Revenue increased to $282.2 million, an 8.8% increase
•	Net Income attributable to common stockholders was $1.1 million which includes the one-time, $7.4 million anticipated settlement with our former European service provider.
•	Adjusted Funds from Operations, or AFFO, increased 4.7% to $147.3 million
•	Real estate portfolio increased to over $3.5 billion from less than $3.2 billion
•	Investment grade or implied investment grade tenants increased to 78.3% from 76.3%
•	Remaining debt maturity increased to 4.2 years from 3.7 years

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Over the course of 2018, GNL continued to execute on its disciplined long-term strategy of acquiring and managing a portfolio of high quality assets net leased on a long-term basis to predominately investment grade and credit worthy tenants in the US and in Western Europe. During the year, GNL acquired 23 properties for a combined contract purchase price of $478 million and sold two properties for gross proceeds of $25.3 million. GNL's acquisitions are broken down as follows:

•	16 industrial properties acquired for $242.5 million. With a weighted average lease term of 12.1 years and

•	Six distribution facilities acquired for $181.7 million. With a weighted average lease term of 10.1 years; and

•	One office property acquired for $54 million, with a lease term of 12.0 years.

In their first full year within the portfolio, these 23 assets will contribute approximately $36 million in additional annualized straight-line rental revenue based on existing in-place leases. The properties were acquired with a combination of cash on hand, equity proceeds and debt financing. Additionally, GNL already has $53 million of additional acquisitions under executed LOI or PSA, plus over $200 million of LOIs currently submitted for potential acquisition.

To execute on the company’s long-term growth strategy, GNL accessed the equity capital markets with two common equity offerings and issuances through the ATM program in 2018, raising a total of $179 million in common equity capital during 2018 at an average gross price of $20.46 per share. The company used these funds to close on $212 million in acquisitions made during the fourth quarter. As of 12/31/2018, GNL’s total liquidity was $143 million, and subsequent to year-end, GNL raised an additional $153 million in equity capital through its ATM program at an average price of $19.69 per share. Proceeds from the equity issuances will continue to be used to fund new acquisitions and for general corporate purposes.

As part of our asset management strategy, during 2018 GNL disposed of 2 properties for gross proceeds of $25.3 million, which is inclusive of a $3 million lease termination fee. The company also entered into a contract to sell three additional properties located in Germany for a contract sales price of €135 million, which is an €11 million premium to the original purchase price of these assets. We expect this disposition to result in a recognized gain of approximately $40 million. Additionally, we expect the sale to generate approximately €72.5 million in net proceeds after debt repayment, and the company plans to redeploy these proceeds into accretive acquisitions.

Now I will discuss GNL’s fourth quarter activity.

During the quarter, GNL closed on six properties for approximately $212 million These six properties were purchased at a weighted-average going-in cap rate of 6.67%, with a weighted-average cap rate of 7.23%, and a weighted-average remaining lease term of 12.3 years. All six of the properties serve a critical function for the underlying tenants, and the buildings are split evenly between industrial and distribution. GNL funded the transactions with mortgage debt and cash on hand, which includes proceeds from its November public offering. The company also entered into a new 10-year, $98.5 million mortgage loan with a fixed interest rate of 4.85%, which was used to pay down the credit facility.

The quality of GNL’s portfolio remains strong on several metrics. GNL’s investment grade or implied investment grade tenants make up 78.3% of the portfolio, up from 76% at the end of 2017. Occupancy remained strong at 99.2% at the end of the quarter. The geographic mix, based on annualized straight-line rent, sits at 55.7% U.S. and 44.3% Europe, while GNL's property mix was at 53% office, 39% industrial and distribution and 8% retail. The company has continued to increase its exposure to the growing and robust industrial and distribution sector, as GNL increased its concentration by 7% of its total portfolio in 2018. GNL's overall portfolio consists of 342 properties and provides predictable, consistent cash flow through long-term net leases that include contractual rent growth.

Heading into 2019, we will continue to execute on our long-term strategy to grow GNL’s global and diversified portfolio. Our demonstrated ability to underwrite transactions with an eye toward long-term value is what continues to set GNL apart in the net lease sector.

With that, I'll turn the call over to Chris to walk through the operating results in more detail and then I will follow up with some closing remarks. Chris?

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Chris Masterson

Thanks, Jim. GNL saw improved financial results for both Q4 2018 annual and quarterly results in comparison to the prior year.

For the 2018 year, GNL's revenue increased 8.8% to $282.2 million, with net income attributable to common stockholders of $1.1 million which includes the one-time, $7.4 million anticipated settlement with our former European service provider. FFO decreased 0.9% to $131.4 million, FFO also includes this $7.4 million accrual, core FFO increased 10.8% to $149.1 million, and AFFO was up 4.7% to $147.3 million. The company paid common stock dividends to investors of $147.4 million in 2018, up from $142.7 million in 2017. Revenues increased primarily due to rental income from acquisitions and rent escalators embedded in existing leases. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

In the fourth quarter, revenue increased 6.9% to $71.2 million on a year over year basis. FFO decreased 18.0% to $28.3 million which includes the one-time anticipated settlement with our European service provider and our core FFO increased 8.3% to $36.9 million. GNL’s adjusted funds from operations, or AFFO, increased 5.6% to $37.1 million, and during the quarter, the company paid common stock dividends of $39.1 million. I would like to note that GNL’s $212 million of acquisitions were all purchased on or after November 14th, and four of the six acquisitions were purchased in the second half of December. These acquisitions were financed in conjunction with the company’s $81 million equity raise in late November 2018. We expect a $2.5 million step-up in rental income in Q1 2019, or about 3 cents on a per share basis, as the company will benefit from the full impact of the $212 million of acquisitions acquired in Q4 2018.

On the balance sheet, GNL ended the fourth quarter with net debt, which is debt less cash and cash equivalents, of $1.7 billion at a weighted-average interest rate of 3.1%. GNL’s weighted-average maturity at the end of the fourth quarter 2018 was 4.2 years, which is an improvement from 3.7 years at the close of the 2017 fourth quarter. The components of GNL’s debt include $363.9 million on the multi-currency revolving credit facility, $282.1 million on the term loan and $1.1 billion of outstanding gross mortgage debt. This debt was approximately 79.9% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a robust interest coverage ratio of 3.8x. As of December 31, 2018 liquidity was approximately $142.6 million, which comprises $100.3 million of cash on hand and $42.2 million of availability under the credit facility.

GNL's net debt to enterprise value was 53.3%, with an enterprise value of $3.2 billion based on the December 31, 2018 closing share price of $17.62 for common shares and $24.68 for Series A preferred shares. The net debt to enterprise value would improve to 50.8% if the calculation was based on closing share prices from February 22nd of $19.67 for common shares and $25.17 for preferred shares.

2018 was an active year for our accounting and finance teams. GNL closed on new debt facilities, refinanced in place debt and upsized existing facilities across three currencies in amounts equal to $165 million, €52 million and £230 million. Financing activity included:

•	Successfully closed on an 8 property CMBS loan in the amount of $33 million,

•	Closed an upsizing of its unsecured credit facility of $132 million for the multi-currency revolving credit facility portion and €51.8 million for the senior unsecured term loan facility portion,

•	Also closed on a £230 million syndicated investment facility loan agreement which was secured by all 43 of GNL's properties in the United Kingdom. This refinancing lowers the cost of borrowings on the UK assets from 3.4% to approximately 3.2%.

•	On February 6, 2019 GNL entered into a syndicated investment facility loan agreement in the amount of €74.0 million. The loan is secured by all 5 Finnish properties owned by GNL. The maturity date of the loan is February 1, 2024, and it bears interest at a rate of 3-month Euribor plus 1.4%. Eighty percent of the principal amount of the loan is fixed at 1.8% by an interest rate swap agreement. This refinancing significantly lowered the borrowing cost from 2.3% to 1.7%.

As a quick update to GNL’s hedging program, we have continued to use our hedging strategy as a way to offset some movements in interest rates and local currencies for our European portfolio. In regards to currency hedging, the company employs a disciplined strategy of layering hedges against the two currencies over upcoming quarters to manage some exposure to both currencies. With that, I'll turn the call back to Jim for some closing remarks.

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James Nelson

Thanks, Chris.

GNL’s portfolio is in great shape with 273 properties in the U.S. and 69 in the U.K. and Western Europe representing 55.7% and 44.3% of rental revenue, respectively. Overall the portfolio is 99.2% leased and has a weighted average 8.3 years with no near-term expirations.

There has been measurable improvement in 2018 across several segments, and our steady execution and deliberate focus on high quality acquisitions continues to drive strong results, including the following:

•	In 2017, GNL acquired 12 properties for $99 million, while in 2018, the company acquired 23 properties for nearly $500 million at a going in cap rate of 7.21% and an average cap rate of 7.70%.

•	96% of the properties acquired in 2018 include embedded contractual with average annual rent growth of 1.6% per year based on existing in-place leases.

•	GNL has an attractive and stable 3.1% weighted-average cost of debt at year-end 2018, along with an improved weighted-average remaining term of 4.2 years.

•	Our intentional focus on building portfolio diversification with a focus on an increased mix of industrial and distribution properties. GNL’s acquisition activity of nearly $500 million in 2018 led to an increased portfolio concentration of industrial and distribution properties, as this property type now represents 39% of GNL's portfolio at the end of 2018, up from 32% at year-end 2017.

•	The strength of GNL’s portfolio is demonstrated by its high level of leases that are leased to or guaranteed by investment grade or implied investment grade tenants. As of December 31, 2018 that figure had increased to 78.3%, up from 72.6% at year-end 2015, the year that GNL listed on the NYSE.

GNL continues to demonstrate a proven ability to source investment opportunities by leveraging direct relationships with landlords and developers to identify off-market transactions. We believe this allows the company to achieve better-than-market cap rates at more favorable terms than are generally available. This execution generates improved results for the company and its shareholders.

We will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire net lease assets, with a continued near-term focus on U.S. industrial and distribution facilities. We will also remain opportunistic when it comes to selectively adding to our international footprint.

My last one and a half years have been exciting and fulfilling, and as we move toward the future, we will continue to drive slow and steady growth to enhance long-term value for our shareholders.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].

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